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                                                                   EXHIBIT 99.03

FOR IMMEDIATE RELEASE                                         www.quintiles.com

CONTACT: Pat Grebe, Media Relations (pgrebe@quintiles.com)
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 941-2000

         QUINTILES REPORTS RECORD NET REVENUE OF $1.19 BILLION FOR 1998,
          BACKLOG GROWTH OF 77% AND 50% INCREASE IN NET INCOME FOR YEAR

RESEARCH TRIANGLE PARK, N.C. - January 26, 1999 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced record financial results for the quarter and year ended Dec. 31, 1998. Net revenue for the year was $1.19 billion, a 39% increase over net revenue of $853 million for 1997. Net income grew 50% to $84 million over $56 million for 1997. Diluted earnings per share grew 43% to $1.06 compared to $0.74 for 1997.

Net revenue for the fourth quarter 1998 increased 33% to $326 million, from $244 million for the fourth quarter 1997. Net income grew 37% to $23 million versus $17 million for the 1997 fourth quarter. Diluted earnings per share grew 31% to $0.29 compared to $0.22 for the fourth quarter of 1997.

The 1997 financial results for Quintiles have been restated for several strategic acquisitions completed during 1998 that were accounted for as poolings of interests. When compared to the 1997 results as originally reported, net revenues grew 46% in 1998 and net income grew 51%. For the fourth quarter of 1998, net revenues increased 40% and fourth quarter net income increased 37% as compared to the fourth quarter of 1997 without restatements.

The company signed $1.33 billion of new business in the second half of 1998, almost twice the new business signed in the first half, resulting in a backlog at year-end of $1.88 billion in contract services to be performed in the future. This represents a 77% increase in backlog from $1.06 billion at the end of 1997.

"Surpassing the $1 billion milestone in revenues and $2 billion in new business signings in the same year is a tremendous achievement," said Dennis Gillings, Ph.D., Chairman and Chief Executive Officer. "This shows very strong growth and points to the fact that we are gaining market share."

In an agreement effective Jan. 1, 1999, Quintiles has assumed management of Hoechst Marion Roussel's drug development facility in Kansas City, Mo., and now employs about 500 of its staff, substantially expanding Quintiles' resources and expertise in pre-clinical and clinical drug development. The agreement also includes the industry's largest-ever service contract, with Quintiles to receive revenues of between $436 million and $580 million over five years for continued support and completion of ongoing Hoechst Marion Roussel drug development projects.


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In December, Quintiles also announced the signings of definitive agreements to acquire two leading U.S. companies, Pharmaceutical Marketing Services Inc. (and its core operating company, Scott-Levin) and ENVOY Corp., to form the core of a new healthcare informatics service group. Scott-Levin is a leading provider of pharmaceutical market information and research services in the U.S. and ENVOY Corp. is a leading provider of healthcare electronic data interchange and data mining services.

"The additions of Scott-Levin and ENVOY Corp., when completed, will give our customers access to information to improve the quality and effectiveness of healthcare as we enter a new millennium," Dr. Gillings said. "Envoy and its Synergy subsidiary have the ability to perform statistically sophisticated analyses on a nationally representative U.S. database of patient-level pharmaceutical and medical transactions, without disclosing patient identity or other confidential information. We believe this capacity, coupled with Quintiles' long-standing expertise in healthcare data interpretation and our drug development and marketing skills, provides Quintiles the opportunity to deliver new value-added products and services to our customers. Envoy also brings the opportunity for development of additional products and services to serve Envoy's unique customer base, including insurers, pharmacies and medical providers."

Dr. Gillings continued: "Scott-Levin is a leader in collecting and interpreting data based on surveys, audits and other related methods. Quintiles believes that, upon completion of the acquisitions, the combined capacity of Scott-Levin and Envoy to provide complete solutions based on both survey methodology and statistical analysis of large healthcare databases will give Quintiles a formidable opportunity to develop the next generation of health informatics."

Quintiles Transnational Corp. is the market leader in providing a full range of integrated product development and marketing services to the pharmaceutical, biotechnology and medical device industries. Quintiles also provides healthcare policy consulting and health information management services to healthcare and governmental organizations worldwide. Quintiles is headquartered near Research Triangle Park, North Carolina. Quintiles operates through specialized work groups dedicated to meeting customers' individual needs and has more than 15,000 employees worldwide and offices in 30 countries.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of the recently combined businesses to be integrated with Quintiles' current operations, actual operating performance, the ability to maintain large client contracts or to enter into new contracts, and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.


                                      # # #

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                          Three Months Ended December 31     Twelve Months Ended December 31
                                                             1998            1997**               1998*           1997**
----------------------------------------------------------------------------------------------------------------------------
In thousands, except per share data

Net revenue                                                 326,083          244,464           1,188,012          852,900

Costs and expenses:

     Direct                                                 171,615          127,544             623,301          448,920
     General and administrative                             105,103           80,316             383,323          277,238
     Depreciation and amortization                           14,866           11,179              55,526           37,930
---------------------------------------------------------------------------------------        -----------------------------
Total costs and expenses                                    291,584          219,039           1,062,150          764,088
---------------------------------------------------------------------------------------        -----------------------------
Income from operations                                       34,499           25,425             125,862           88,812

Other income (expense)                                       (1,393)            (277)             (3,324)          (2,277)
---------------------------------------------------------------------------------------        -----------------------------
Income before income taxes                                   33,106           25,148             122,538           86,535
Income taxes                                                 10,149            8,327              38,859           30,852
---------------------------------------------------------------------------------------        -----------------------------

Net income available to common shareholders                 $22,957          $16,821             $83,679          $55,683
=======================================================================================        =============================

Basic net income per share                                    $0.29            $0.22               $1.08            $0.76

Diluted net income per share                                  $0.29            $0.22               $1.06            $0.74
=======================================================================================        =============================


Shares used in computing net income per share

          Basic                                              77,899           75,002              77,520           73,738
          Diluted                                            79,349           76,259              79,015           75,275

 *   Reflects all 1998 transactions accounted for as poolings of interests.

** Restated to include certain 1998 pooling of interests transactions. Financial information prior to January 1, 1998 has not been restated for five pooling of interests transactions because the effect of such would be immaterial.